NATIONAL AUTOMATION SERVICES, INC.
COMPENSATION COMMITTEE CHARTER

PURPOSE AND PRINCIPAL FOUR TASKS OF THE COMMITTEE

          The Compensation Committee is staffed with and appointed by NAS Directors. Committee members’ tenure is at the Board’s discretion, and they may choose to resign at any time. The Compensation Committee neither adopts nor implements decisions, but rather provides advisory services to the Board of Directors

          The Compensation Committee fulfills an advisory role for the Board of Directors with regard to compensation policies and changes.

          The Board of Directors may act upon the recommendations and advice of the Compensation Committee. The Board can adopt and implement these recommendations in whole or part, or take any other action it deems appropriate on the matter presented,

          In its role, the Compensation Committee undertakes the following advisory and consultative tasks:

1.

Undertakes specific compensation recommendations only upon request of the CEO or his designee. The Compensation Committee acts independent of Company management, however, and its recommendations to the Board, therefore are independent of management influence.

2.	Recommends to the Board as appropriate use of external, independent advisors to support the Compensation Committee, management and board decisions-making processes regarding compensation.

3.

Seeks as appropriate any other external advice of compensation matters as its members’ discretion and documents these activities in its recommendations to the CEO and the Board, preserving confidentiality of the advice given, as appropriate. In such cases, the Compensation Committee must disclose the nature of any member’s relationship with external advisors.

4.	Reviews any compensation issues raised by the Company’s strategic and operational planning projections and budgets.

COMPENSATION COMMITTEE MANDATE, TASKS, POLICIES & PROCEDURES

Membership

          The Compensation Committee is composed of not less than two Non Employee members of the Company’s Board of Directors. Members will be selected by the Board based upon their prior experience in compensation matters, their availability as required for review of these matters, and their objectivity. At least one member must have had employment as a senior officer with significant experience overseeing compensation policy responsibilities.

          Each member will be a Non Employee Director who the Board determines are able to exercise objective judgment as a Committee member.

Compensation Committee Mandate

          The Compensation Committee advises on the Company’s compensation policies and processes on behalf of the Company’s CEO and the Board of Directors and reports the results of its finding to those parties.

          The application of policy and specific decisions regarding any individual’s compensation is the primary responsibility of Company Management. Therefore, management supervises and ultimately is responsible for the application of the Company’s compensation policies and decisions.

          The Compensation Committee sets the overall corporate “tone” for well-informed compensation policy, competitive compensation practices, and ethical behavior in its advisory role.

Compensation Committee Tasks

          The following list outlines the critical recurring activities of the Compensation Committee, which may be changed as determined by the Board and the Committee.

•	Obtaining from the CEO background information relevant to recommendations regarding compensation matters referred to the Compensation Committee.

•

If the Board approves the Compensation Committee seeking assistance from paid outside consultants, the Compensation Committee will provide to the Board for approval the projected expenses associated with such consultants.

•	Seeking and documenting other external advice on compensation matters that is not chargeable to the Company.

•	Providing advice during the preparation of the Company’s strategic and operational planning projections and budgets on issues relating to compensation policy.

•

Discussing with any Company staff member in its discretion, in addition to any senior officer, that individual’s observations, assessments and recommendations with respect to the Company’s compensation policies.

Compensation Committee Statement of Policy

          The Compensation Committee will assist the Board of Directors to fulfill its advice responsibility to the CEO, the Board, the Company’s stockholders, potential stockholders, and the investment community, on matters relating to the Company’s compensation policies and procedures.

          These may include “benchmarking” salaries, bonuses, and equity compensation, to directors, staff, consultants or other agents.

          The Committee shall develop a clear understanding with management, its Chief Financial Officer, its accountants, and the independent auditors that the Company’s actions on compensation, otherwise than delegated by the Board, are directly accountable to the Board.